Exhibit 99.1

Contact: Igor Khislavsky
Director, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES CONVERSION RATE ADJUSTMENT FOR 5.50% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES B

BOSTON, MASSACHUSETTS - January 23, 2018 - American Tower Corporation (NYSE: AMT) announced an adjustment to the conversion rates for its 5.50% Mandatory Convertible Preferred Stock, Series B (the “Series B Preferred Stock”). The adjustment to the conversion rates is being made pursuant to the Certificate of Designations establishing the Series B Preferred Stock (the “Certificate of Designations”) in connection with an early conversion on January 18, 2018 and in recognition of carried-forward adjustments relating to common stock cash dividends paid on July 14, 2017, October 17, 2017 and January 16, 2018, which adjustments were deferred and carried forward as permitted under the Certificate of Designations. The new Fixed Conversion Rates and Fundamental Change Conversion Rates (each as defined in the Certificate of Designations) are as set forth below:

Minimum Conversion Rate:          8.7420
Maximum Conversion Rate:        10.4905
Fundamental Change Conversion Rates:

	Share Price on Effective Date
Effective Date	$49.14	$68.79	$88.45	$95.33	$108.10	$114.39	$127.76	$137.58	$147.41
March 3, 2015	9.4088	9.3580	9.0304	8.9123	8.7420	8.7420	8.7420	8.7420	8.7420
February 15, 2016	9.7842	9.7315	9.3357	9.1781	8.9247	8.8276	8.7420	8.7420	8.7420
February 15, 2017	10.1456	10.1483	9.7394	9.5199	9.1351	8.9864	8.7792	8.7420	8.7420
February 15, 2018	10.4905	10.4905	10.4905	10.4905	9.2506	8.7420	8.7420	8.7420	8.7420

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 149,000 communications sites. For more information about American Tower, please visit www.americantower.com.

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